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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       PHOENIX DELAWARE ACQUISITION, INC.,

                         THE PARADISE SHOE COMPANY, LLC,

                            TOMMY BAHAMA GROUP, INC.,

                                 SENSI USA, INC.

                                       AND

                          PHOENIX FOOTWEAR GROUP, INC.

                              AS OF AUGUST 3, 2005

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 3, 2005, is made and entered into by and among PHOENIX DELAWARE ACQUISITION, INC. a Delaware corporation ("Purchaser"), THE PARADISE SHOE COMPANY, LLC, a Delaware limited liability company ("Seller"), TOMMY BAHAMA GROUP, INC. (formerly known as VIEWPOINT INTERNATIONAL, INC.), a Delaware corporation ("Tommy Bahama"), SENSI USA, INC., an Illinois corporation ("Sensi USA"), and, solely for purposes of Section 3.2, PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation ("Parent"). Tommy Bahama and Sensi USA are sometimes individually referred to herein as a "Member" and collectively as the "Members." Purchaser, Seller and each Member are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

      WHEREAS, Seller is engaged in the design, sourcing, marketing and sales of footwear, leather goods and hosiery under the "Tommy Bahama" brand pursuant to a license agreement (the "Existing Tommy Bahama License Agreement") with Tommy Bahama (the "Business");

      WHEREAS, the Parties and Parent desire to enter into this Agreement pursuant to which, among other things, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller (the "Acquisition"), all of Seller's assets (other than the Excluded Assets), and Purchaser shall assume certain of the liabilities and obligations of Seller, all as more particularly specified herein;

      WHEREAS, the Parties and Parent desire to make certain representations, warranties and agreements in connection with the Acquisition; and

      WHEREAS, concurrently with the Acquisition, Tommy Bahama and Seller shall terminate the Existing Tommy Bahama License Agreement and Tommy Bahama and Purchaser shall enter into a new license agreement so that Purchaser can operate the Business following the Closing.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party and Parent hereby agrees as follows:

                                   ARTICLE I
                            DEFINITIONS; CONSTRUCTION

      Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

      "5200 Products" has the meaning ascribed to such term in Schedule 7.5(e).

      "Affiliate" means, with respect to any Person, any of such Person's "affiliates" as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

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      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

      "Acquisition" has the meaning ascribed to such term in the Recitals.

      "Agreement" has the meaning ascribed to such term in the Preamble.

      "Arbitrator" has the meaning ascribed to such term in Section 3.4(d)(ii).

      "Asserted Liability" has the meaning ascribed to such term in Section 8.4.

      "Assets" has the meaning ascribed to such term in Section 2.1.

      "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement in the form and substance of Exhibit A which is to be executed and delivered by Seller and Purchaser at the Closing.

      "Assigned Contracts" means the Assigned Orders and those Contracts listed on Schedule 1.1(a) (unless indicated to the contrary thereon).

      "Assigned Orders" means, collectively, all of Seller's rights and obligations in and to all unfilled purchase orders with vendors, suppliers and manufacturers and unfilled and non-delinquent customer orders as of the Closing Date and listed on Schedule 1.1(b).

      "Assumed Liabilities" has the meaning ascribed to such term in Section 2.4(a).

      "Balance Sheet" means Seller's reviewed balance sheet as of December 31, 2004.

      "Balance Sheet Date" means December 31, 2004.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms, or would reasonably be expected to form, the basis for any specified consequence.

      "Basket" has the meaning ascribed to such term in Section 8.6.

      "Bill of Sale" means the Bill of Sale in the form and substance of Exhibit B to be executed by Seller and delivered to Purchaser at the Closing.

      "Budget" means the Fiscal 2005 Budget and Seller's budget for the fiscal year ending December 31, 2006, which 2006 budget is attached to Schedule 1.1(c).

      "Business" has the meaning ascribed to such term in the Recitals.

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      "Capital Lease" means any Lease, if the obligations thereunder should be capitalized and accounted for on a capital lease basis on the balance sheet of Seller in accordance with GAAP consistently applied in accordance with the Financial Statements.

      "CIT" has the meaning ascribed to such term in the definition of CIT Factoring Agreements.

      "CIT Factoring Agreements" means all agreements between Seller and The CIT Group/Commercial Services, Inc. ("CIT") with respect to the factoring of accounts receivable, including the Amended and Restated Factoring Agreement dated November 1, 2002.

      "Closing" means the consummation of the transactions contemplated by this Agreement as set forth in Section 6.1.

      "Closing Date" means the date of this Agreement.

      "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Commercial Software" means commercially available off-the-shelf software individually purchased or licensed for less than a cost of $1,000.

      "Commission" means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

      "Compensation and Benefit Plans" means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, deferred and restricted stock, stock option, employment, termination, severance, compensation, life insurance, medical, health or other material employee plans, agreements, policies or arrangements that cover any current or former employees or directors of Seller.

      "Consulting Agreements" means the Consulting Agreements in the form and substance of Exhibit C which are to be executed by Purchaser and Joseph Reina and Laurie Reina.

      "Contract" means any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, customer order, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

      "Employees" has the meaning ascribed to such term in Section 7.1(a).

      "Employment Agreement" means the Employment Agreement in the form and substance of Exhibit D, which is to be executed by Parent and Michael Reina.

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      "Employment Document" means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement or retention agreement providing for the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship for any current or former officer, employee, consultant or independent contractor of Seller.

      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

      "Environmental, Health, and Safety Requirements" means, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

      "Estimated Net Working Capital" means the Net Working Capital, as set forth on the Estimated Working Capital Schedule; provided that, for purposes of calculating the Working Capital Surplus and the Working Capital Deficit, if Estimated Net Working Capital equals or exceeds Five Million One Hundred Twenty-Five Thousand Dollars ($5,125,000), the Estimated Net Working Capital shall be deemed to equal Five Million One Hundred Twenty-Five Thousand Dollars ($5,125,000).

      "Estimated Working Capital Schedule" means the draft schedule of the Net Working Capital as of the Closing Date, which shall include Seller's good faith estimate of each of the Net Working Capital and the Working Capital Deficit, if any, to be delivered by Seller to Purchaser at the Closing.

      "Excluded Assets" has the meaning ascribed to such term in Section 2.3.

      "Excluded Liabilities" has the meaning ascribed to such term in Section
2.5.

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      "Existing Tommy Bahama License Agreement" has the meaning ascribed to such term in the Recitals.

      "Final Working Capital Schedule" means the schedule of the Net Working Capital as of the Closing Date, which shall be in the same format as the Estimated Working Capital Schedule and include a calculation of the Net Working Capital, as finally determined pursuant to Section 3.4, and the Working Capital Deficit or Working Capital Surplus, if any, and a schedule setting forth (a) the name of each third party to whom a liability or obligation of Seller is owed and
(b) the amount so owed, in any case, that are included in the Net Working
Capital.

      "Financial Statements" has the meaning ascribed to such term in Section 4.7(a).

      "Fiscal 2005 Budget" means Seller's budget for the fiscal year ending December 31, 2005, which budget is attached to Schedule 1.1(d).

      "GAAP" means generally accepted accounting principles as applied in the United States of America consistently applied.

      "Governmental Authorization" means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

      "Governmental Authority" means any: nation, state, county, city, town, borough, village, district or other jurisdiction; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); multinational organization or body; body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or official of any of the foregoing.

      "Holdback" means the amount of five hundred thousand and 00/100 Dollars ($500,000).

      "Holdback Agreement" means the Holdback Agreement in the form and substance of Exhibit E which is to be executed and delivered by Seller, Parent and Purchaser at the Closing.

      "Indemnified Party" has the meaning ascribed to such term in Section 8.4.

      "Indemnifying Party" has the meaning ascribed to such term in Section 8.4.

      "Intellectual Property" means all of the following in any jurisdiction throughout the World: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and

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reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone and fax numbers and e-mail addresses, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, including all designs, prototypes, patterns and other design materials, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

      "Interim Financial Statements" has the meaning ascribed to such term in
Section 4.7(a).

      "Knowledge" means when used with respect to Seller, (a) the actual knowledge of any fact or circumstance or other matter by any of the Reinas or Cliff Jones, or (b) the knowledge that any of the Reinas or Cliff Jones should have after reasonable inquiry of a particular fact or other matter.

      "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

      "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Seller.

      "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any interest in Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller thereunder.

      "Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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      "Lien" means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

      "Limited Liability Company Agreement" has the meaning ascribed to such term in Section 4.1(a).

      "Loss" means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

      "Material Adverse Change" or "Material Adverse Effect" means any event, circumstance, state of facts or matter that, individually or in the aggregate together with any other event, circumstance, state of facts or matter, has, or would reasonably be expected to result in, a materially adverse effect on the Business, the Assets or the operations, liabilities (including, without limitation, contingent liabilities), employees, customers, licenses, agency or supply relationships of the Business or the prospects, results of operations or the condition (financial or otherwise) of the Business.

      "Member" or "Members" has the meaning ascribed to such term in the Preamble.

      "Member Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Member on the Closing Date in accordance with the terms of this Agreement.

      "Net Working Capital" means the current assets included in the Assets less the liabilities included in the Assumed Liabilities as of the close of business on the Closing Date, determined in accordance GAAP used in the Financial Statements consistently applied and the other terms and conditions set forth herein, including the guidelines set forth on Exhibit F.

      "Ordinary Course of Business" means the ordinary course of business of Seller consistent with Seller's past custom and practice (including with respect to quantity and frequency).

      "Other Taxes" shall have the meaning ascribed to such term in Section 4.13(b).

      "Parent" has the meaning ascribed to such term in the Preamble.

      "Party," or "Parties," has the meaning ascribed to such term in the Preamble.

      "Pay-Off Letter" has the meaning ascribed to such term in Section 6.2(a)(vii).

      "PBGC" means the Pension Benefit Guaranty Corporation.

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      "Permitted Liens" means (a) mechanics', carriers', workers', repairmen's, landlords' and other similar liens arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable to the extent such charges constitute Assumed Liabilities; and (b) licenses for Commercial Software.

      "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, any other business entity, or a Governmental Authority.

      "Phoenix AZ Facility Lease" means the Lease in the form of Exhibit G to be entered into by Purchaser and Paradise Place, LLC for 2757 E. Chambers Street, Phoenix, Arizona where Seller's corporate headquarters and warehouse are located in Phoenix, Arizona.

      "Preliminary Working Capital Schedule" means the draft schedule of the Net Working Capital as of the Closing Date, which shall be in the same format as the Estimated Working Capital Schedule and shall include a calculation of each of the Net Working Capital and the Working Capital Deficit or Working Capital Surplus, if any, and which shall include a schedule setting forth (a) the name of each third party to whom a liability or obligation of Seller is owed and (b) the amount so owed, in any case, that are proposed to be included in the Net Working Capital.

      "Present Fair Salable Value" means the amount that may be realized if the aggregate assets of Purchaser (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.

      "Purchase Price" has the meaning ascribed to such term in Section 3.1.

      "Purchaser" has the meaning ascribed to such term in the Preamble.

      "Purchaser Ancillary Documents" means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser on the Closing Date in accordance with the terms of this Agreement.

      "Purchaser Indemnitees" has the meaning ascribed to such term in Section 8.2.

      "Rebates" has the meaning ascribed to such term in Section 7.2.

      "Reinas" means Joseph Reina, Michael Reina and Laurie Reina.

      "Representatives" means, when used with respect to any Person, such Person's attorneys, accountants and other advisors.

      "Seller" has the meaning ascribed to such term in the Preamble.

      "Seller Ancillary Documents" means any certificate, agreement, document or other

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instrument, other than this Agreement, to be executed and delivered by Seller on the Closing Date in accordance with the terms of this Agreement.

      "Seller Debt" means all indebtedness of Seller on which interest accrues (including both the current and long-term portions of any long-term indebtedness), including the indebtedness owed by Seller to CIT.

      "Seller Indemnitees" has the meaning ascribed to such term in Section 8.3.

      "Seller Software" means all software owned or licensed by Seller and used in the Business as currently conducted.

      "Seller Software Documents" has the meaning ascribed to such term in
Section 4.11(c).

      "Sensi USA" has the meaning ascribed to such term in the Preamble.

      "Solvent," when used with respect to Purchaser, means that (i) the amount of the Present Fair Salable Value of its assets will, as of the relevant time of determination, exceed all of its Liabilities as of such time of determination,
(ii) Parent will not have, as of the relevant time of determination, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) Purchaser will be able to pay all of its Liabilities as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which
(a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

      "Surviving Representations and Warranties" has the meaning ascribed to such term in Section 8.1.

      "Target Working Capital" means an amount equal to Five Million One Hundred Twenty-Five Thousand Dollars ($5,125,000).

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      "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof and all estimated returns and reports of every kind.

      "Tommy Bahama" has the meaning ascribed to such term in the Preamble.

      "Tommy Bahama License Agreement" means the License Agreement in the form of Exhibit H to be executed by Tommy Bahama and Purchaser at Closing.

      "Working Capital Deficit" means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is less than the Estimated Net Working Capital.

      "Working Capital Surplus" means the amount, if any, by which the Net Working Capital reflected on the Final Working Capital Schedule is more than the Estimated Net Working Capital; provided, that if the Net Working Capital reflected on the Final Working Capital Schedule equals or exceeds Five Million One Hundred Twenty-Five Thousand Dollars ($5,125,000), then solely for purposes of calculating the Working Capital Surplus, the Net Working Capital reflected on the Final Working Capital Schedule shall be deemed to equal Five Million One Hundred Twenty-Five Thousand Dollars ($5,125,000).

      Section 1.2 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and shall be deemed to be followed by the words "without limitation", and (d) the terms "hereof", "herein", "hereunder", "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

                                   ARTICLE II
                               PURCHASE AND SALE

      Section 2.1 Agreement to Purchase and Sell. On the terms and conditions of

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this Agreement and in reliance upon the representations, warranties, covenants and agreements herein, at the Closing, Purchaser shall purchase from Seller and Seller shall transfer to Purchaser all right, title and interest of Seller in and to (a) the Business and (b) except for the Excluded Assets, all of the assets, properties and rights of Seller of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which assets, properties and rights are collectively referred to in this Agreement as the "Assets"), free and clear of all Liens, other than Permitted Liens, the Liens set forth on Schedule 4.5(a) and contemplated to attach to certain of the Assets following the Closing and any Liens suffered to be incurred by Purchaser or any of its Affiliates.

      Section 2.2 Assets. Except as otherwise expressly set forth in Section 2.3, the Assets include, without limitation, the following assets, properties and rights of Seller:

            (a) all accounts receivable, notes receivable and other receivables and any collateral, security or guaranties or similar undertakings therefore included in the Net Working Capital reflected in the Final Working Capital Schedule, except for, in any case, accounts receivable related to the 5200 Products and those accounts receivable due to Seller from Sensi USA;

            (b) all inventory, including all raw materials and supplies, manufactured and purchased parts, packaging materials, goods in-process and finished goods, office and other supplies and spare, replacement and component parts included in the Net Working Capital reflected in the Final Working Capital Schedule except for, in any case, the 5200 Products;

            (c) all samples, prototypes, sample books, showroom displays, product literature, advertising materials, mockups, brochures and catalogues, including those under development;

            (d) all fixed assets, equipment, furnishings, computer hardware, vehicles, fixtures, leasehold improvements, tools, jigs, molds, dies, embossing equipment, "in-store" displays, trade show displays, and similar fixtures, signage, computer hardware, computing and telecommunication devices and other tangible personal property, together with any express or implied warranty by the manufacturer, seller or lessor of any such item or component part thereof;

            (e) all Assigned Contracts;

            (f) all Seller Software (excluding all non-transferable software licensed by Seller from a third-party and all non-transferable Commercial Software), including but not limited to all Seller Software listed as Seller Software that is transferable on Schedule 4.11(c), and all rights with respect thereto, including all rights under all Seller Software Documents and all remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, and all tangible or physical materials embodying such Seller Software;

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            (g) all rights to causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise in respect of third parties arising from any of the other Assets;

            (h) all express or implied guarantees, warranties, representations, covenants, indemnities, claims, rebates, deposits, prepayments, refunds, rights of recovery, rights of set-off, and rights of recoupment and similar rights arising from any of the other Assets;

            (i) all rebates and credits and any supplier overcharges to the extent included as an Asset in the Net Working Capital reflected on the Final Working Capital Schedule;

            (j) all written information, files, correspondence, records, data, plans, reports, ledgers, documents, correspondence, specifications, studies, contracts and recorded knowledge, including production, licensing, vendor, manufacturer, supplier, agent, product, customer (including customer credit and collection information), price and operational, marketing and environmental books and records in whatever media retained or stored, including computer programs and disks;

            (k) all noncompete agreements entered into by anyone with or in favor of Seller; and

            (l) all goodwill related to the conduct of the Business and all rights to continue to use the Assets as an ongoing business.

      Section 2.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of Seller (collectively, the "Excluded Assets"):

            (a) all cash and cash equivalents, investments (including stock, debt instruments, options and other instruments and securities), bank deposits, bank accounts, lock boxes and lock box receipts and all certificates of deposit and other bank deposits owned or held by Seller;

            (b) the charter (or comparable) documents of Seller, minute books, stock (or comparable) ledgers, Tax Returns, personnel and labor files, books of account and other constituent records relating to the organization of Seller as a limited liability company;

            (c) all Intellectual Property of Seller, and all rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, and all tangible or physical materials embodying such Intellectual Property (other than Seller Software described, and contemplated to be sold, transferred or assigned, in Section 2.2(f)), all of which assets, properties and rights of Seller have been transferred to Tommy Bahama immediately prior to the execution of this Agreement;

            (d) all rights to causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise in respect of third parties, in each case, to the extent not arising from any of the Assets;

            (e) all ownership and other rights with respect to any Compensation and Benefit Plan maintained by Seller and any Employment Document to which Seller is a party;

            (f) the rights that accrue to Seller and each of the Members, respectively, under this Agreement and the Seller Ancillary Documents and the Member Ancillary Documents;

            (g) all prepaid income taxes, all tax receivables and any deferred income tax asset;

            (h) any rebates and credits and any supplier overcharges except to the extent included as an Asset in the Net Working Capital reflected on the Final Working Capital Schedule;

            (i) all insurance policies and workers compensation benefits and other rights (including indemnification, defense, counterclaim or setoff) and claims and recoveries under actual or potential litigation of Seller against third parties to the extent relating to events prior to the Closing; and

            (j) all accounts receivable, inventory and other rights and interests related to the 5200 Products and those accounts receivable due to Seller from Sensi USA.

      Section 2.4 Assumption of Assumed Liabilities.

            (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of Seller and the Members contained herein, effective as of the close of business on the Closing Date, except as expressly contemplated herein, Purchaser shall assume and shall be responsible only for the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

                  (i) the liabilities and obligations of Seller under, with respect to or accruing pursuant to each Assigned Contract and all Seller Software Documents included in the Assets (A) to the extent such liabilities and obligations are not due and payable on or prior to the Closing Date or required to be performed on or prior to the Closing Date, and (B) subject to Section 7.4, provided the other contracting party or parties to such Contract or Seller Software Document, if applicable, consents to the assignment of such Contract to Purchaser or, if the other contracting party or parties do not consent to such assignment, for so long as Purchaser receives benefits thereunder; and

                  (ii) the liabilities of Seller to the extent reflected as a current liability on the Final Working Capital Schedule.

            (b) Seller shall pay and discharge, and the Members shall cause Seller to pay and discharge, when due all of Seller's Liabilities that Purchaser has not specifically agreed to assume pursuant to Section 2.4(a).

      Section 2.5 Excluded Liabilities. The Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or satisfy any liability or obligation of (or otherwise have any responsibility with respect to) Seller for (the "Excluded Liabilities"):

            (a) any Liability of Seller owed to Seller or any of the Members except for liabilities and obligations pursuant to the Existing Tommy Bahama License Agreement to the extent that any such liability or obligation is included in the Net Working Capital reflected in the Final Working Capital Schedule;

            (b) any Taxes attributable to or imposed upon Seller or any of its Affiliates, or attributable to or imposed upon the Assets, including for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Assets) or any Liability of Seller for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

            (c) any Seller Debt and any other loans payable, letter of credit reimbursement obligations, or bankers acceptances of Seller, all of which shall be discharged at the Closing as contemplated pursuant to Section 3.2;

            (d) any Liability pertaining to any Excluded Asset;

            (e) any accounts payable or accrued expenses of Seller, to the extent, if any, such accounts payable or accrued expenses of Seller relate to periods on or prior to the Closing and are not included in the Final Working Capital Schedule;

            (f) product returns or exercise of warranties for products manufactured, sold or delivered by Seller, to the extent not included as a reserve in the Net Working Capital reflected in the Final Working Capital Schedule;

            (g) any and all governmental, judicial, or adversarial proceedings (public or private), litigation, hearings, arbitrations, disputes or investigations against Seller of any kind;

            (h) any Liability to any former or current employee or sales representative of Seller, including any such Liability relating to, based upon or arising from or in connection with employment with or engagement by Seller for (i) service performed for Seller prior to the Closing Date, including, without limitation, any claim or claims relative to, based upon or arising from or in connection with the terms and conditions of employment or engagement or the termination of employment or other relationship with Seller, (ii) any contracts of employment or collective bargaining agreements between Seller and an employee or any union or representative claiming to represent any employee of Seller, (iii) any and all union or collective bargaining contracts, agreements, or understandings to which Seller is a signatory or to which Seller is claimed to be bound, (iv) any Compensation and Benefit Plans maintained by Seller or any union or other labor organization or ERISA Affiliates, such as any Liability arising from Seller's under-funding or termination of any such plans or reduction of, termination or failure to provide any other employment benefits of any kind or nature whatsoever in connection with the consummation of the transactions contemplated by this Agreement or otherwise or (v) any other Liability of Seller of any kind to any former or current employee of Seller (other than, in any case, obligations to pay any current commissions or compensation payable to independent contractors to the extent reflected as a liability in the Net Working Capital reflected in the Final Working Capital Schedule);

            (i) any Liability of Seller for any infringement, impairment, dilution, misappropriation or other violation or misuse by Seller of the Intellectual Property rights of any Person other than those related to the operation of the Assets or the Business after the Closing;

            (j) any Liability of Seller resulting from product liability claims for damages or injury to persons or property arising from the ownership, possession or use of any product sold by Seller prior to the Closing Date;

            (k) any Liability of Seller to indemnify any Person by reason of the fact that such Person was a member, manager, officer, employee, or agent of Seller or was serving at the request of any such Person as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

            (l) any Liability arising from the operation of the Assets or the Business before the Closing under or relating to a violation of any Environmental, Health and Safety Requirements, whether the claims with respect to such Liability arise or accrue before, on or after the Closing;

            (m) any Liability of Seller to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated hereby;

            (n) any Liability of Seller for costs and expenses incurred in connection with this Agreement or any of the Seller Ancillary Documents or Member Ancillary Documents and the transactions contemplated hereby and thereby except as otherwise provided herein or therein; and

            (o) all other Liability of Seller other than the Assumed
Liabilities.

                                   ARTICLE III
             PURCHASE PRICE; ALLOCATIONS; PURCHASE PRICE ADJUSTMENTS

      Section 3.1 Purchase Price. Subject to adjustment pursuant to Section 3.4, the aggregate amount to be paid for the Assets (the "Purchase Price") shall be Eight Million Dollars

($8,000,000). For purposes of clarification, without limiting or modifying
Section 3.4, if the Net Working Capital reflected in the Final Working Capital Schedule equals or exceeds the Target Working Capital, the Purchase Price shall be Eight Million Dollars ($8,000,000). The adjustment payment under Section 3.4 reflects the Parties' understanding that Purchaser would receive Net Working Capital of no less than the Target Working Capital at Closing. In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, Purchaser shall assume and discharge the Assumed Liabilities.

      Section 3.2 Payment of Purchase Price.

            (a) At the Closing, Purchaser shall pay or cause to be paid to Seller the Purchase Price by delivery (i) to Seller of an aggregate amount equal to the Purchase Price less (A) the Holdback, (B) the Seller Debt contemplated to be paid in cash at the Closing pursuant to the Pay-Off Letter, and (C) the amount, if any, by which the Target Working Capital exceeds the Estimated Net Working Capital; and (ii) to the holder of the Seller Debt an amount equal to the Seller Debt contemplated to be paid in cash at the Closing pursuant to the Pay-Off Letter in accordance with the instructions set forth in the Pay-Off Letter. Delivery of all payments required under this Section 3.2 or any provision hereof shall be made in cash by the wire transfer of immediately available funds to such bank account as designated in writing by the recipient. In accordance with the Holdback Agreement and the terms of this Agreement, (x) Purchaser shall reimburse itself from the Holdback for amounts owing from Seller to Purchaser under this Agreement or any Seller Ancillary Documents or Member Ancillary Documents in accordance with Section 8.7, and (y) on the fourteen (14) month anniversary of the Closing Date, Purchaser shall remit to Seller the balance of the Holdback less any amounts previously offset therefrom or for pending claims identified by Purchaser as of such date, all as more particularly set forth in Section 8.7 and in the Holdback Agreement.

            (b) To the extent there is a Working Capital Deficit, within five
(5) business days following the determination of the Final Working Capital
Schedule in accordance with Section 3.4, the Members and Seller jointly and severally agree to pay to Purchaser in cash (by wire transfer of immediately available funds to an account designated by Purchaser) the amount of the Working Capital Deficit. If such Working Capital Deficit is not paid within five (5) business days following the determination of the Final Working Capital Schedule, then interest shall accrue and be due and payable from the Members and Seller on the Working Capital Deficit from and including the Closing Date through and including the date the Final Working Capital Schedule is determined at the rate of 6.0% per annum and from and including the day immediately following the date that the Final Working Capital Schedule is determined through and including the date of payment at the rate of 12.0% per annum.

            (c) To the extent there is a Working Capital Surplus, within five
(5) business days following the determination of the Final Working Capital
Schedule in accordance with Section 3.4, then Parent and Purchaser jointly and severally agree to pay to Seller in cash (by wire transfer of immediately available funds to an account designated by Seller) the amount of the Working Capital Surplus. If such Working Capital Surplus is not paid within five (5) business days following the determination of the Final Working Capital Schedule, then interest shall accrue and be due and payable from Parent and Purchaser on the Working Capital Surplus from and including the Closing Date through and including the date the Final Working Capital Schedule is determined at the rate of 6.0% per annum and from and including the day immediately following the date that the Final Working Capital Schedule is determined through and including the date of payment at the rate of 12.0% per annum.

      Section 3.3 Allocation of Purchase Price. The Parties agree that the Purchase Price (including the Assumed Liabilities) plus other relevant items will be allocated to the assets of Seller for all purposes (including tax and financial accounting) based upon the fair market values of such assets consistent with the allocation schedule which will be jointly prepared by Seller and Purchaser in good faith and attached hereto as Schedule 3.3 within thirty
(30) business days following the Closing. If Seller and Purchaser are unable to agree within such thirty (30) business days, they shall be free to file tax returns with such allocations as they deem appropriate.

      Section 3.4 Adjustment of Purchase Price.

            (a) Seller shall prepare and within twenty (20) days following the Closing deliver to Purchaser the Preliminary Working Capital Schedule.

            (b) Purchaser shall have forty-five (45) days following receipt of the Preliminary Working Capital Schedule during which to notify Seller of any dispute of any item contained in the Preliminary Working Capital Schedule, which notice shall set forth in reasonable detail the basis for such dispute.

            (c) If Purchaser does not notify Seller of any such dispute within such forty-five (45) day period, the Preliminary Working Capital Schedule prepared by Seller shall be deemed to be the Final Working Capital Schedule.

            (d) If Purchaser does notify Seller of any such dispute within such forty-five (45) day period, the Final Working Capital Schedule shall be resolved as follows:

                  (i) Purchaser and Seller shall cooperate in good faith to resolve any such dispute as promptly as possible.

                  (ii) In the event Purchaser and Seller are unable to resolve any such dispute within 15 days (or such longer period as Purchaser and Seller shall mutually agree in writing) of notice of such dispute, such dispute and each Party's work papers related thereto shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (A) Clifton Gundersen, LLP, Phoenix, Arizona or (B) in the event such accounting firm is unable or unwilling to take such assignment within five (5) days of being requested by any Party, then by an independent accounting firm approved by all Parties in writing or failing such approval, within five (5) days of being requested by any Party, then by an independent accounting firm selected by the American Arbitration Association in accordance with the Commercial Arbitration Rules to be conducted in Phoenix, Arizona (such identified accounting firm selected, the "Arbitrator"). Such resolution shall be final and binding on the Parties for purposes of determining the Final Working Capital Schedule, the Net Working Capital and Working Capital Surplus and Working Capital Deficit but shall not affect Purchaser's rights under Article IV, Seller's and the Members' rights under
Article V or any Party's rights under Article VIII. The Parties shall direct the Arbitrator to use commercially reasonable efforts to complete its work within 30 days following its engagement. The fees, costs and expenses of the Arbitrator shall be paid one-half by Purchaser and one-half by Seller.

                  (iii) Purchaser shall revise the Preliminary Working Capital Schedule and the calculation of the Net Working Capital, the Working Capital Deficit or the Working Capital Surplus, if any, as appropriate to reflect the resolution of Purchaser's objections (as agreed upon by Purchaser and Seller or as determined by the Arbitrator) and deliver it to Seller within ten days after the resolution of such objections. Such revised Preliminary Working Capital Schedule shall be the Final Working Capital Schedule.

                  (iv) The Final Working Capital Schedule, as determined pursuant to this Section 3.4, shall be conclusive, final and binding on the Parties for purposes of determining the Net Working Capital, Working Capital Surplus and Working Capital Deficit but shall not affect Purchaser's rights under Article IV, Seller's and the Members' rights under Article V or any Party's rights under Article VIII.

      Section 3.5 Transfer Taxes. Any Taxes or recording fees payable as a result of the Acquisition or any other action contemplated by this Agreement will be paid by Seller. The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF SELLER AND THE MEMBERS

      Seller and each of the Members hereby, jointly and severally, represent and warrant to Purchaser as follows as of the date hereof and the Closing Date:

      Section 4.1 Organization.

            (a) Seller is a limited liability company duly formed and validly existing under the Legal Requirements of Delaware. Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or registered as a foreign limited liability company to transact business under the Legal Requirements of the State of Arizona. Seller does not conduct the Business in any other jurisdiction where it must qualify to do business, except where the failure to so be qualified would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Seller has heretofore made available to Purchaser true, correct and complete copies of its charter (or comparable) documents as currently in effect and its limited liability company agreement dated June 18, 1997, as amended by amendment effective as of

August 15, 2002 (the "Limited Liability Company Agreement"). The Limited Liability Company Agreement is in full force and effect.

            (c) Seller does not have any Subsidiaries and does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

            (d) The duly elected officers of Seller are set forth on Schedule 4.1(d). The Members are the only members of Seller and no other Person has any ownership interest of any kind in or with respect to Seller, including any direct or indirect right to capital, to distributions or to vote. Each Member is the holder of 50% of the membership interests of Seller, which is held free and clear of any Liens (other than rights incident to ownership interests in each of the Members) and any proxies, voting agreements or trusts of any kind.

      Section 4.2 Authorization.

            (a) Each of the Members has the right, power and capacity to execute and deliver this Agreement and the Member Ancillary Documents to which it is a party and to perform its obligations under this Agreement and each Member Ancillary Document which such Member is a party to and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Member Ancillary Documents by each of the Members and the performance by such Party of such Party's obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by such Party acting in a fiduciary, representative or corporate capacity (if applicable). This Agreement and the Member Ancillary Documents have been duly executed and delivered by each of the Members hereto or thereto and constitute the valid and binding agreement of such Party, enforceable against such Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

            (b) Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations under this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary member and manager action, as applicable, on the part of Seller. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      Section 4.3 Absence of Restrictions and Conflicts.

            (a) The execution, delivery and performance of this Agreement, the Member Ancillary Documents and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the charter documents of Seller, including its certificate of formation and the Limited Liability Company Agreement, (ii) any Contract (other than the Existing Tommy Bahama License Agreement, the CIT Factoring Agreements and Seller's Lease) to which Seller is a party or by which it or any of its assets are bound or otherwise subject, (iii) any judgment, decree or order of any court or governmental entity or agency to which Seller or any of the Members is a party or by which Seller or any of the Members or any of their respective properties are bound or (iv) any Legal Requirements or arbitration award applicable to Seller, any of the Members or the Business.

            (b) Except as set forth in Schedule 4.3(b), Seller need not give any notice to, make any filing with, or obtain any Governmental Authorizations in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article II above).

      Section 4.4 Real Property.

            (a) Seller does not own and has never owned any parcel of real property. Seller is not a party to any agreement or binding option to purchase any real property or interest therein.

            (b) Schedule 4.4(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease and a list of each amendment thereto). The Leased Real Property on Schedule 4.4(b) comprise all of the real property used by Seller in the conduct of the Business.

      Section 4.5 Title to Assets; Related Matters.

            (a) Seller owns all right, title and interest in and to, or has a valid leasehold interest or other right to use, all of the Assets, free and clear of any Liens, except for Permitted Liens and the Liens set forth on
Schedule 4.5(a). The Liens set forth on Schedule 4.5(a) (except as set forth thereon) shall be fully discharged upon the payment of the Seller Debt contemplated to be paid in cash at the Closing pursuant to the Pay-Off Letter. Seller has the power and right to sell, assign, transfer and deliver the Assets to Purchaser at Closing. As a result of the transfer of the Assets pursuant to
Section 2.2, Purchaser will acquire good and marketable title to the Assets, free and clear of all Liens (other than Permitted Liens and/or Liens suffered to be incurred by Purchaser or any of its Affiliates) without incurring any material penalty or material increase in rentals or other fees imposed as a result of, or arising from, the consummation of the Acquisition. The interests being acquired by Purchaser with respect to the personal property contained in the Assets include the transfer of ownership or valid right to use all personal property, rights and agreements necessary to conduct the Business in as conducted on or immediately prior to the date hereof and as contemplated to be conducted by the Budget.

            (b) The schedule of Assigned Orders attached as Schedule 1.1(c) is true and correct and such orders represent bona fide arms' length transactions. Seller is not a party to any blanket orders or long-term requirements or supply Contracts and does not have any Contracts with customers of the Business other than purchase orders. Seller has not granted to any customer (whether under oral or written agreement or understanding or custom or practice) barter credits or other adjustments enabling any customer to pay Seller consideration other than cash on standard 30-90 day terms for products ordered. Seller has not granted to any supplier or vendor any exclusive supply relationship or Contract with respect to any products of Seller.

      Section 4.6 Contracts.

            (a) Schedule 4.6 lists the following Contracts to which Seller is a party:

                  (i) any Contract for the lease of personal property to or from any Person providing for definitive lease payments after the date hereof in excess of $25,000;

                  (ii) any Contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which involves definitive consideration in excess of $25,000;

                  (iii) any Contract involving fixed price or fixed volume arrangements;

                  (iv) any Contract concerning joint venture, partnership, manufacturer, development or supply or which involves royalty payments or a sharing of revenues, profits, losses, costs or Liabilities by Seller;

                  (v) any Contract under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or factored any receivables, any Capital Lease or any Contract under which Seller has imposed a Lien on any of its assets, tangible or intangible;

                  (vi) any Contract concerning any acquisition, merger or similar type of transaction entered into by Seller during the six years prior to the date hereof;

                  (vii) any Contract concerning collective bargaining terms or arrangements with any labor union or other employee representative of a group of employees;

                  (viii) any Contract with any Governmental Authority;

                  (ix) any Contract concerning confidentiality, non-competition or restrictions on the manner in which the Business may be conducted;

                  (x) any Contract to which any of its Affiliates, including any Member and any of their respective Affiliates, is an adverse party;

                  (xi) any Compensation and Benefit Plan;

                  (xii) any Employment Document;

                  (xiii) any Contract under which Seller has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

                  (xiv) any settlement, conciliation or similar Contract, the performance of which will involve payment after the date hereof in excess of $25,000;

                  (xv) any Contract under which Seller has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

                  (xvi) any Contract, the performance of which involves consideration in excess of $25,000, or which is otherwise material to the Business as presently conducted or contemplated to be conducted by the Budget.

            (b) Seller has delivered to Purchaser a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.6 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.6. With respect to each Assigned Contract, except as noted on
Schedule 4.6: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect with respect to Seller, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect with respect to Seller, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies, on identical economic terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II above); (iii) neither Seller nor, to the Knowledge of Seller, any other party to such Contract is in breach or default, and, to the Knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract.

      Section 4.7 Financial Statements.

            (a) Seller has made available to Purchaser true, correct and complete copies of the following financial statements of Seller: (i) the reviewed balance sheets as of December 31, 2002, December 31, 2003 and December 31, 2004 and the related statements of operations, members' equity, and cash flows as of and for the fiscal years then ended (collectively the "Financial Statements") together with the review reports thereon of Genesis Venture Advisors, LLC; and (ii) the unaudited and unreviewed balance sheet as of June 30, 2005 and the related statement of operations, cash flow and members' equity for the six month period ending June 30, 2005 (the "Interim Financial Statements"). The Financial Statements (including the notes thereto) and the Interim Financial Statement have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, present fairly in all material respects the financial position of Seller as of such dates and the results of operations and cash flows of Seller for such periods (except that the Interim Financial Statements do not have notes and are subject to normal year-end adjustments, none of which are material either individually or in the aggregate). The Financial Statements and the Interim Financial Statements are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete). Seller is not considering any amendment or restatement of its Financial Statements. Since December 31, 2004, there has been no change in any accounting principles, policies, methods of application thereof by Seller (including any reserving and depreciation methodologies, practices and policies). Since the Balance Sheet Date, Seller has not released any material non-cash reserves.

            (b) The books of account and other financial records of Seller, all of which have been made available to Purchaser, are complete and correct in all material respects. Seller maintains internal accounting controls which provide reasonable assurances that: (i) transactions are executed in accordance with the general or specific authorization of the respective boards of directors and executive officers (or comparable persons) of Seller, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to its assets is permitted only in accordance with management's authorization.

      Section 4.8 Events Subsequent to Balance Sheet Date. Except as set forth on Schedule 4.8, since the Balance Sheet Date, there has not been any Material Adverse Change and Seller has no Knowledge of any Basis that could result in a Material Adverse Change, nor has there been any damage, destruction or loss materially affecting the assets, properties, business or condition of Seller used in connection with the conduct of the Business, whether or not covered by insurance. Without limiting the generality of the foregoing, since the Balance Sheet Date Seller has not:

            (a) modified, changed or otherwise altered the fundamental nature of the Business;

            (b) made any material change in any respect of Seller's policies or practices with respect to the Business, including advertising, marketing, taking customer orders, pricing, purchasing, personal, sales, returns, or budget or production policies,

            (c) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than the sale of inventory in the Ordinary Course of Business through regular trade channels and sales of receivables to CIT under the CIT Factoring Agreements and the disposition of equipment that is obsolete or no longer useful in the Business for fair consideration;

            (d) other than accepting customer orders and issuing purchase orders in the Ordinary Course of Business, entered into any Contract (or series of Contracts with a particular Person) involving definitive payments of more than $25,000 after the date hereof;

            (e) accelerated, terminated, cancelled, permitted to expire, modified or amended any Contract (or series of related Contracts) involving payments of more than $25,000 after the date hereof;

            (f) imposed or permitted to exist any Lien upon any of its assets, tangible or intangible, other than the Permitted Liens and the Liens set forth in Schedule 4.5(a);

            (g) made any capital expenditure (or series of related capital expenditures) not contemplated by the Fiscal 2005 Budget;

            (h) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) other than capital expenditures for equipment contemplated by the Fiscal 2005 Budget;

            (i) collected its accounts and notes receivable (other than any receivables owing from Tommy Bahama or any of its Affiliates) and other payment rights from customers other than in the Ordinary Course of Business;

            (j) incurred any debt or issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness or Capital Lease obligations except for accounts payable, accrued expenses and advances under the CIT Factoring Agreement or in the Ordinary Course of Business;

            (k) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

            (l) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or licensed by Seller and used in connection with the conduct of the Business;

            (m) made any changes in the terms of employment of any Person or terms of engagement of any sales representative, including granting any increase in the compensation of any Person outside the Ordinary Course of Business, or adopted, amended, modified or terminated any Compensation and Benefit Plan;

            (n) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

            (o) paid or discharged any Liability other than accounts payable, accrued expenses and Seller Debt in the Ordinary Course of Business;

            (p) made any loans or advances of money to any Person outside the Ordinary Course of Business;

            (q) made any change in any method of accounting or auditing practice;

            (r) intentionally disclosed to a Person other than an Affiliate of Seller any information confidential to the Business other than pursuant to a customary confidentiality or non-disclosure agreement; or

            (s) committed to do any of the foregoing.

      Section 4.9 Inventory. Schedule 4.9(a) contains a complete and accurate list of each address at which Seller maintains inventory as of the Closing Date or has maintained inventory at any time during the prior 12 months. Except as set forth on Schedule 4.9(b), Seller's inventory, as will be included in the Net Working Capital reflected in the Final Working Capital Schedule, (i) is merchantable and fit within normal trade tolerances for the purpose for which it was procured or manufactured, (ii) is not obsolete, damaged, below standard quality, irregulars, seconds, clearance, defective, chargebacks or returns or, to the Knowledge of Seller, slow-moving, subject, in any case, only to the reserve for inventory writedown set forth in the Final Working Capital Schedule,
(iii) to the extent it uses any Intellectual Property of Tommy Bahama, meets the requirements of, and may be sold under the terms of the Tommy Bahama License Agreement and (iv) are carried at amounts which reflect valuations at the lower of cost, determined on a first-in first-out basis, or market in accordance with GAAP used in the Financial Statements on a consistent basis. Except as set forth on Schedule 4.9(b), the quantities of Seller's inventory are reasonable in the present circumstances of Seller's Business, including being sufficient to satisfy, on a timely basis, all open purchase orders from customers being assumed by Purchaser.

      Section 4.10 Accounts Receivable and Accounts Payable.

      (a) All notes and accounts receivable of Seller as will be included in the Net Working Capital reflected in the Final Working Capital Schedule (a) have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) are reflected properly on its books and records, and (c) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Final Working Capital Schedule. To the Knowledge of Seller, Purchaser has no obligation pursuant to any Legal Requirements (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any receivables collected by Seller prior to the Closing Date and will not have any such Liability for any receivables included in the Net Working Capital reflected on the Final Working Capital Schedule, subject to any reserve provided for in the Final Working Capital Schedule.

      (b) The accounts payable of Seller as will be included in the Net Working Capital reflected in the Final Working Capital Schedule arose from bona fide transactions in the Ordinary Course of Business, have been executed on terms consistent with the past practice of Seller, are reflected properly on the books and records of Seller and are valid payables in accordance with GAAP consistently applied. As of the date hereof, none of Seller's accounts payable assumed by Seller as a result of the Acquisition have been outstanding more than their scheduled due date in the Ordinary Course of Business or are subject, as of the date hereof, to interest or penalty.

      Section 4.11 Intellectual Property.

            (a) Seller does not own or license any Intellectual Property other than Seller Software and the Intellectual Property licensed to Seller under the Existing Tommy Bahama License Agreement. Seller has assigned to Tommy Bahama all Intellectual Property that it owned or had rights to at any time prior to the date hereof, other than Commercial Software, non-transferable Seller Software, and Intellectual Property licensed from Tommy Bahama under the Existing Tommy Bahama License Agreement.

            (b) Seller has delivered to Purchaser a correct and complete copy of the Existing Tommy Bahama License Agreement, including all amendments thereto, whether formal or by way of letter agreement.

            (c) Schedule 4.11(c) contains (i) a brief description of the computer system utilized in the Business, specifying the components of the hardware and software comprising such system which are respectively owned, leased or licensed by Seller for use in the Business, as currently conducted,
(ii) a brief description of all transferable Seller Software licensed or used by Seller in the Business, and (iii) all Contracts and other instruments, to which Seller is a party or which otherwise govern Seller's actions with respect to the Seller Software (collectively, the "Seller Software Documents"). The Seller Software Documents are in full force and effect with respect to Seller. To the Knowledge of Seller, except with respect to non-transferable Seller Software licensed from a third party and non-transferable Commercial Software, upon the consummation of the transactions contemplated hereby on the Closing Date, Purchaser will have the legal right and be able to continue to utilize Seller's existing computer systems without material interruption to the conduct of the Business as conducted on or immediately prior to the Closing Date. Seller is in compliance with, and has not breached any term of any Seller Software Document and, to the Knowledge of Seller, all other parties to the Seller Software Documents are in compliance with, and have not breached any term of, such Seller Software Documents.

            (d) The Intellectual Property to be used by Purchaser under the Tommy Bahama License Agreement and the Seller Software and existing corporate name constitute all the Intellectual Property necessary for the operation of the Business by Purchaser as presently conducted by Seller and as contemplated to be conducted by the Budget.

            (e) To the Knowledge of Seller, no product made or sold by Seller interferes with, infringes upon, or misappropriates any Intellectual Property rights of third parties, and neither Seller nor Tommy Bahama has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or Tommy Bahama must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and Tommy Bahama, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property used in the Business.

      Section 4.12 Undisclosed Liabilities. Seller does not have any Liability except for (a) Liabilities set forth on the face of the Balance Sheet, (b) Liabilities that have arisen after the Balance Sheet Date in the Ordinary Course of Business, none of which have a Material Adverse Effect, either individually or in the aggregate, (c) obligations under the CIT Factoring Agreement as set forth in the Pay-Off Letter, and (d) Liabilities under the Contracts disclosed in Schedule 4.6.

      Section 4.13 Taxes.

            (a) Seller has been a pass-through entity for federal income Tax purposes and for purposes of all applicable state and local income Taxes for all times and therefore has not had and will not have any Liability for any income Taxes.

            (b) None of the Assets constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code.

            (c) With respect to all Taxes other than income taxes ("Other Taxes"), Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Legal Requirements. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any other Tax.

            (d) Seller has withheld and paid all amounts required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Member, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

            (e) To Seller's Knowledge, there is no Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of Members and the directors and officers (and employees responsible for Tax matters) of Seller has Knowledge based upon personal contact with any agent of such authority.

            (f) Schedule 4.13 lists all federal, state, local, and foreign Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all such Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since

January 1, 2002. No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Seller, threatened with respect to any Other Taxes due from or with respect to Seller, or any Tax Return of Seller.

            (g) No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Other Taxes against Seller, and no claim in writing has been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Other Taxes asserted or assessed against Seller have been fully and timely paid, settled or properly reflected in the Financial Statements.

            (h) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (i) Seller is not a party to any Tax allocation or sharing agreement. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no Liability for the Taxes of any Person under any provision of state, local, or foreign law, as a transferee or successor, by contract, or otherwise.

            (j) There are no Other Tax deficiencies or claims (including penalties and interest) of any kind asserted, assessed or to the Knowledge of Seller, that could be asserted or assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in any Lien on any of the Assets or on Purchaser's right, title or use of the Assets or that would result in any claim against Purchaser.

      Section 4.14 Insurance. Schedule 4.14 sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage, product liability and bond and surety arrangements) to which Seller or any of its former Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years.

      Section 4.15 Litigation. Seller is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (b) is not a party or, to the Knowledge of Seller, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any Governmental Authority or before any arbitrator. To Seller's Knowledge, there is no Basis for an action, suit, proceeding, hearing, or investigation to be brought or threatened against Seller or involving Seller's ownership of the Assets, Seller's obligations with respect to the Assumed Liabilities or the operation of the Business.

      Section 4.16 Product Warranty. Each product sold, leased, or delivered by Seller prior to the date hereof has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any Liability (and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any

Liability) for replacement thereof or other damages in connection therewith.
Schedule 4.16 sets forth the standard terms and conditions of sale for Seller (containing applicable guaranty, warranty, and indemnity provisions). No product sold and delivered by Seller is subject to any guaranty, warranty, or other indemnity by Seller.

      Section 4.17 Product Liability. Seller does not have any Liability (and, to Seller's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by Seller.

      Section 4.18 Employees.

            (a) With respect to the Business: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of Seller, no executive or key employee of Seller is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee's employment duties, or the ability of Purchaser to conduct the Business of such entity; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway or, to the Knowledge of Seller, threatened; (vi) there is no workmens' compensation liability, experience, or matter that could have a Material Adverse Effect;
(vii) there is no employment-related charge, complaint, grievance, investigation, inquiry, or obligation of any kind, pending or, to the Knowledge of Seller, threatened in any forum, relating to an alleged violation or breach by Seller (or its or their officers or directors) of any law, regulation, or contract; and (viii) to the Knowledge of Seller, no employee or agent of Seller has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

            (b) Except as set forth in Schedule 4.6, Seller has no Employment Documents. Seller has provided Purchaser with true, correct and complete copies of all personnel policies, rules, or procedures applicable to employees of Seller.

      Section 4.19 Employee Benefits.

            (a) Schedule 4.19 lists each Employee Benefit Plan that covers employees of Seller to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability.

                  (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met, in all material respects, with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

                  (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums due or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                  (iv) Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing, to the Knowledge of Seller, has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

                  (v) There have been no "prohibited transactions" (as defined in Code Section 4975(c)(1)) with respect to any such Employee Benefit Plan. To the Knowledge of Seller, no Person who is a fiduciary under ERISA has any Liability for breach of his or her fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or , to the Knowledge of Seller, threatened. Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

            (b) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section 3(35)). No asset of Seller is subject to any Lien under ERISA or the Code.

            (c) Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

      Section 4.20 Environmental, Health, and Safety Matters. Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements. Without limiting the generality of the foregoing, Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of the Business in the Ordinary Course of Business; and a list of all such Governmental Authorizations is set forth on Schedule 4.20. Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to Seller or its facilities arising under Environmental, Health, and Safety Requirements.

      Section 4.21 Relationships with Third Parties. No vendor, manufacturer, supplier, agent, sales representative or service provider with whom Seller regularly engages in business during the Ordinary Course of Business has indicated that it shall, nor does Seller have any Knowledge that any such vendor, manufacturer, supplier, agent, sales representative or service provider has any intention to, stop, or materially decrease the rate of, producing or supplying materials, products or services at the same rate as it has with respect to Seller, and no customer who regularly purchases products from Seller in the Ordinary Course of Business has indicated that it shall, nor does Seller have any Knowledge that any such customer has any intention, to stop, or materially decrease the rate of, buying products sold by Seller or of returning any products or goods of the Business, other than returns in the Ordinary Course of Business, whether as a result of the transactions hereunder or otherwise.

      Section 4.22 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Neither Seller nor any of its officers, directors, nor, to the Knowledge of Seller, any employees or agents (or Members), representatives or other persons acting on the express, implied or apparent authority of Seller, have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Authority in the United States or elsewhere in connection with or in furtherance of the Business (including, without limitation, any unlawful offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist Seller in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised unlawfully to any such official or party for such purposes). The Business is not in any manner dependent upon the making or receipt of such unlawful payments, discounts or other inducements. Seller has not otherwise taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, the regulations thereunder, or any applicable Legal Requirements of similar effect. Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. Section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

      Section 4.23 Brokers, Finders and Investment Bankers. Except for payment owed by Seller to Covington & Associates, LLC, neither Seller, nor any officers, managers, members, directors or employees of Seller, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

      Section 4.24 No Other Representations or Warranties. Other than the representations and warranties contained in this Article IV, the Seller Ancillary Documents or the Member Ancillary Documents, neither Seller nor any of the Members makes any representation or warranty, express or implied, at law or in equity, in respect of any of Seller's assets (including the Assets), liabilities (including the Assumed Liabilities), or operations or as to the Business and any such other representations or warranties are hereby disclaimed.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller and to each of the Members as follows:

      Section 5.1 Organization.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser was organized and incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. Purchaser does not own any equity, debt or similar interest in any Person. Purchaser has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Acquisition. All of the issued and outstanding shares of capital stock of Purchaser are owned by Parent, and Parent has the power and authority to direct the management of Purchaser.

            (b) Immediately following the Closing, and after giving effect to the transactions contemplated to be performed at the Closing hereby, Purchaser will be Solvent.

      Section 5.2 Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Purchaser Ancillary Documents have been duly executed and delivered by Purchaser and constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

      Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereunder and thereunder do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the charter documents of Purchaser, (b) any contract to which Purchaser is a party, (c) any judgment, decree or order of any governmental entity to which Purchaser is a party or by which Purchaser or any of its properties is bound or (d) any statute, law, rule or regulation applicable to Purchaser.

      Section 5.4 No Brokers or Finders. Neither Purchaser, nor any officers, shareholders, directors or employees of Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

      Section 5.5 No Other Representations or Warranties. Other than the representations and warranties contained in this Article V or any Purchaser Ancillary Documents, Purchaser does not make any representation or warranty to Seller or the Members, express or implied, at law or in equity, and any such other representations or warranties are hereby disclaimed.

                                   ARTICLE VI
                        CLOSING; CONTEMPORANEOUS ACTIONS

      Section 6.1 Closing. The Closing shall be deemed to take place at 11:59 p.m., Pacific time, on the date hereof at the offices of Purchaser.

      Section 6.2 Contemporaneous Actions of Seller.

            (a) Contemporaneously with the execution of this Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the following:

                  (i) A certificate of good standing of Seller issued by the Secretary of State of the State of Delaware and a certificate of authority for Seller to do business as a foreign limited liability company issued by the Secretary of State of the State of Arizona.

                  (ii) A certificate dated as of the date hereof executed by the secretary of Seller attesting and certifying to the following: (A) the accuracy and completeness of Seller's Certificate of Formation and Limited Liability Company Agreement attached thereto as an exhibit; (B) the identity of the officers and members of Seller; (C) incumbency and signatures of the officers of Seller executing this Agreement or any Seller Ancillary Document to which Seller is a party; (D) the resolutions approved by the managers and members of Seller authorizing and approving the Acquisition, this Agreement, and the Seller Ancillary Documents and the execution, delivery and performance thereof by Seller and that such resolutions are in full force and effect without any changes or modifications thereto; and (E) that Seller has not dissolved and no resolutions have been passed by the members of Seller to that effect.

                  (iii) The Assignment and Assumption Agreement duly executed by Seller.

                  (iv) The Bill of Sale duly executed by Seller.

                  (v) The Consulting Agreements and the Employment Agreement duly executed by the respective Reina party thereto.

                  (vi) The Phoenix AZ Facility Lease Agreement duly executed by Paradise Place, LLC.

                  (vii) A termination agreement of the Existing Tommy Bahama License Agreement and the lease for the premises where Seller's corporate headquarters and warehouse are located in Phoenix Arizona, both of which shall be duly executed by Seller in form and substance satisfactory to Purchaser.

                  (viii) A paydown and termination agreement to which CIT and any other holder of Seller Debt is a party, in the Form of Exhibit K.

                  (ix) The Estimated Working Capital Schedule, duly executed by Seller.

                  (x) The Holdback Agreement, duly executed by Seller.

                  (xi) An opinion, dated as of the Closing Date, from counsel for Seller and the Members in form and substance substantially as set forth in
Exhibit I.

                  (xii) A letter from Oxford Industries, Inc. concerning the financial condition of Tommy Bahama satisfactory to Purchaser.

            (b) At the Closing, Seller will deliver to Purchaser physical possession of or control over the Assets. In addition, on or prior to the Closing Date, Seller will prepare and mail such notices to any third party under each of the Assigned Contracts (other than Assigned Orders) assigned by Seller and assumed by Purchaser as are necessary advising such third party or parties that such agreements have been assigned and directing such party or parties to send to Purchaser all future notices, correspondence and payments relating to such agreements. Seller will promptly forward to Purchaser all correspondence received by Seller after the Closing Date that relates to the Assets, the Assumed Liabilities or the Business (excluding any items relating to the Excluded Assets).

            (c) All certificates, instruments and other documents to be delivered by Seller and the Members in connection with the consummation of the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Purchaser.

      Section 6.3 Contemporaneous Actions of Tommy Bahama. Contemporaneously with the execution of this Agreement, Tommy Bahama shall deliver, or cause to be delivered, to Purchaser the following:

            (a) A certificate of good standing of Tommy Bahama issued by the Secretary of State of the State of Delaware;

            (b) A certificate executed by the secretary of Tommy Bahama attesting and certifying to the following: (i) the accuracy and completeness of its certificate of incorporation and by-laws attached thereto as an exhibit;
(ii) the identity of the officers and directors of Tommy Bahama; (iii) incumbency and signatures of the officers of Tommy Bahama executing this Agreement or any Member Ancillary Document to which Tommy Bahama is a party;
(iv) the resolutions approved by the directors of Tommy Bahama authorizing and approving the Acquisition, this Agreement, and the Member Ancillary Documents to be executed by Tommy Bahama and the execution and delivery thereof by officers of Tommy Bahama and that such resolutions are in full force and effect without any changes or modifications thereto;

            (c) A termination agreement of the Existing Tommy Bahama License Agreement duly executed by Tommy Bahama which shall be in form and substance satisfactory to Purchaser; and

            (d) The Tommy Bahama License Agreement duly executed by Tommy
Bahama.

      Section 6.4 Contemporaneous Actions of Sensi USA. Contemporaneously with the execution of this Agreement, Sensi USA shall deliver, or cause to be delivered, to Purchaser the following:

            (a) a certificate of good standing of Sensi USA issued by the Secretary of State of the State of Illinois; and

            (b) a certificate executed by the secretary of Sensi USA attesting and certifying to the following: (i) the accuracy and completeness of its certificate of incorporation and by-laws attached thereto as an exhibit; (ii) the identity of the officers and directors of Sensi USA; (iii) incumbency and signatures of the officers of Tommy Bahama executing this Agreement or any Member Ancillary Document to which Tommy Bahama is a party; and (iv) the resolutions approved by the directors of Sensi USA authorizing and approving the Acquisition, this Agreement, and the Member Ancillary Documents to be executed by Sensi USA and the execution and delivery thereof by officers of Sensi USA and that such resolutions are in full force and effect without any changes or modifications thereto.

      Section 6.5 Contemporaneous Actions of Purchaser. Contemporaneously with the execution of this Agreement, Purchaser shall deliver, or cause to be delivered, to Seller (or Tommy Bahama in the case of the Tommy Bahama License Agreement and the holder of Seller Debt, as contemplated pursuant to Section 3.2), the following:

            (a) a certificate of good standing of Purchaser issued by the Secretary of State of the State of Delaware;

            (b) a certificate executed by the secretary of Purchaser attesting and certifying to the following: (i) the accuracy and completeness of the certificate of incorporation and by-laws attached thereto as an exhibit; (ii) the identity of the officers and directors of Purchaser; (iii) incumbency and signatures of the officers of Purchaser executing this Agreement or any Purchaser Ancillary Document to which Purchaser is a party; and (iv) the resolutions approved by the directors of Purchaser authorizing and approving the Acquisition, this Agreement, and Purchaser Ancillary Documents and the execution and delivery thereof by officers of Purchaser and that such resolutions are in full force and effect without any changes or modifications thereto.

            (c) the Purchase Price pursuant to, and in accordance with, Section 3.2(a);

            (d) the Assignment and Assumption Agreement duly executed by Purchaser;

            (e) the Consulting Agreements duly executed by Purchaser;

            (f) the Phoenix AZ Facility Lease duly executed by Purchaser;

            (g) the Holdback Agreement duly executed by Purchaser and Parent;

            (h) the Employment Agreement duly executed by Parent;

            (i) the Pay-Off Letter; and

            (j) An opinion, dated as of the Closing Date, from counsel for Purchaser and Parent in form and substance substantially as set forth in Exhibit J.

                                  ARTICLE VII
                             POST-CLOSING COVENANTS

      Section 7.1 Employee Matters.

            (a) As of the Closing Date, Seller shall have terminated those employees of, or otherwise leased or sub-leased by, Seller listed on Schedule
7.1 (the "Employees").

            (b) After the Closing Date, Seller and Purchaser each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with, the employee benefit programs maintained by Seller, Purchaser or their Affiliates (or to which any such Person has contributed or has any obligation to contribute) which cover any of the Employees, including the preparation and submission of reports or notices to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, or any other governmental administrator.

      Section 7.2 Collection of Accounts. If, after the Closing Date, Seller shall receive any payment on any accounts, notes receivables or any rebate or other amounts under agreements with customers, licensors suppliers or others ("Rebates"), in any case to the extent included in the Assets, it shall, and the Members shall cause Seller to, forward such payment to Purchaser within five (5) business days after receipt thereof, together with any endorsement required so as to permit Purchaser to collect such receivables or Rebates. Purchaser or its designees shall have full power and authority to collect all receivables and Rebates acquired by Purchaser hereunder.

      Section 7.3 After-Acquired Assets. Seller shall, and the Members shall use commercially reasonable efforts to cause Seller to, assign, transfer and deliver to Purchaser all assets, properties, rights and interests of whatever kind and nature, real and personal, tangible and intangible, included within the definition of Assets relating to the Business and received, held or acquired by Seller from and after the Closing Date.

      Section 7.4 Cooperation and Assistance. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Assigned Contract or any claim, right or benefit arising thereunder or resulting therefrom, if a consent has not been obtained or if an attempted assignment thereof would be ineffective. If any such consent has not been obtained as of the Closing Date, or if an attempted assignment of any such Assigned Contract would be ineffective, (i) Seller shall so advise Purchaser at or prior to Closing and (ii) Seller shall, and the Members shall cause Seller to, cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under such Contract, including, at Purchaser's discretion and expense, enforcement for the benefit of Purchaser of any and all rights of Seller against a third party arising out of any breach or cancellation by such third party or otherwise.

      Section 7.5 Restrictions on Certain Activities.

            (a) Neither Seller nor Sensi USA shall, for three (3) years from and after the Closing Date, anywhere in the United States, Canada or Mexico, directly or indirectly, as a partner, joint venturer, investor, lender, manager, licensor, manufacturer, retailer or otherwise, engage in any business that designs, sources, markets or sells footwear, leather goods and hosiery, or own stock or otherwise have an ownership interest in any person, corporation, firm, partnership or other entity engaged in any such business; provided, however, that nothing in this Section 7.5(a) shall prevent Seller or Sensi USA from owning five percent (5.0%) or less of the total outstanding voting securities of any such Person whose securities are traded on a national securities exchange or in the over-the counter market.

            (b) Neither Seller nor Sensi USA will, for a period of two (2) years from the Closing Date hire or offer to hire (as an employee, independent contractor or otherwise) any person who on the date hereof is a director, officer or employee of Parent or any of its Subsidiaries, including Purchaser; provided, however, that nothing in this Section 7.5(b) shall (i) prevent Seller or Sensi USA from soliciting employees through a general, public advertisement or solicitation or hiring or offering to hire any person (other than the Reinas or Cliff Jones) who responds to any such advertisement or solicitation without any other prior direct contact initiated by Sensi USA or the Reinas after the Closing with respect to such employment or engagement or (ii) prevent one of the Reinas from working for Sensi USA so long as Sensi USA and such Reina are in compliance with, and have not breached their obligations hereunder and such Reina's respective obligations under its Consulting Agreement or Employment Agreement, as the case may be.

            (c) Seller and the Members agree that a violation of Section 7.5(a) or 7.5(b) will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller and/or Sensi USA, as the case may be, from doing or continuing to do any such act and any other violations or threatened violations of Section 7.5 hereof without the necessity of posting a bond or undertaking.

            (d) Seller and Sensi USA agree that a violation of this Section 7.5 will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for and have issued an injunction enjoining and restraining Seller and Sensi USA from doing or continuing to do any such act and any other violations or threatened violations of this Section 7.5. Seller and Sensi USA acknowledge and agree that the covenants set forth in this Section 7.5 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this Section 7.5(d), any of the provisions of this Section 7.5 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

            (e) Notwithstanding anything in this Agreement, Seller and the Members shall be permitted to take those actions set forth on Schedule 7.5(e), and Purchaser and Parent shall have no rights or remedies with respect to any such actions to the extent described therein.

      Section 7.6 Maintenance of Books and Records. Each of Seller (or its successor or assign), the Members and Purchaser will preserve until at least the seventh anniversary of the Closing Date all records possessed or to be possessed by it relating to any of the assets, liabilities or business of the Business prior to the Closing Date. Prior to the end of the seventh anniversary of the Closing Date, each of Seller (or its successor or assign), the Members and Purchaser, upon written request from the other, will either maintain the records beyond the seventh anniversary or send the records to such requesting Party. After the Closing Date, where there is a legitimate and reasonable business purpose, each of Seller (or its successor or assign, including the Members upon the dissolution of Seller) and Purchaser will provide the other with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of that Party and (b) the books of account and records of that Party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date. The other Party and its representatives will have the right to make copies of those books and records to the extent relating to the purpose for which such information is requested. Records may be destroyed by Seller (or its successor or assign) or Purchaser if such Party sends to the designated representative of the other written notice of its intent to destroy the records, specifying with particularity the contents of the records to be destroyed. Those records may then be destroyed after the 30th day after the notice is given unless any other Party objects to the destruction. If an objection is received, the Party seeking to destroy the records will deliver the records to the objecting Party at the objecting Party's expense.

      Section 7.7 Use of Name. Except as expressly set forth in the Tommy Bahama License Agreement, Purchaser will not use or employ in any manner the name "Paradise Shoe" or "Paradise Shoe, LLC", except that for a period not to exceed one year after the Closing, Purchaser may use such name solely to disclose to third parties, or otherwise satisfy third parties as to, Purchaser's acquisition of the Assets and assumption of the Assumed Liabilities. At Closing, Seller shall take such actions deemed necessary or appropriate to discontinue its use of the name "Tommy Bahama Footwear", except that for a period not to exceed one year after the Closing, Seller shall not, as a result of this Section 7.7, be prohibited from using such name solely in connection with winding down the Business.

      Section 7.8 Maintenance of Assets. Following the Closing, Purchaser shall not sell, lease, transfer, dispose of or assign any of the Assets, other than the sale of inventory in the Ordinary Course of Business through regular trade channels and the disposition for fair consideration of equipment that is, at the time of disposition, obsolete or no longer useful in the Business. Notwithstanding anything in this Agreement to the contrary, at such time as the definitive payments outstanding under the Assumed Liabilities total less than $150,000 in the aggregate (excluding for purposes of this calculation, such liabilities and obligations for which Purchaser has posted a bond or other monetary security for payment thereof), this Section 7.8 shall be null and void and of no further force and effect.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      Section 8.1 Survival. The representations and warranties in this Agreement (other than the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.5(a) (Title to Assets), 4.13 (Taxes),
4.18 (Employees), 4.19 (Employee Benefits), 5.1 (Organization) and 5.2 (Authorization) (collectively, the "Surviving Representations and Warranties")) shall survive the Closing until the fourteen (14) month anniversary of the Closing Date, at which time they shall terminate; provided that a claim based on the Surviving Representations and Warranties, any claim based on fraud by Seller or any Member in connection with this Agreement or any Seller Ancillary Document or Member Ancillary Document and any claim based on fraud by Purchaser or Parent in connection with this

Agreement or any Purchaser Ancillary Document shall survive the Closing indefinitely. Notwithstanding the foregoing, if prior to the stated expiration of any representation and warranty there shall have been given notice of an indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such noticed claim notwithstanding such expiration.

      Section 8.2 Indemnification by Seller and the Members. From and after the Closing Date, Seller and the Members shall indemnify, save and hold harmless Parent and Purchaser, and their respective directors, officers and stockholders and Representatives, or any of them (collectively, "Purchaser Indemnitees") from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any of them (except to the extent included in the Assumed Liabilities) based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):

            (a) the inaccuracy in or breach of any representation or warranty of Seller or any Member contained in Article IV or any certificate delivered by Seller or Member to Purchaser in connection with this Agreement;

            (b) any failure to perform or observe or any breach of any covenant or agreement made by Seller or any Member or any of their respective Affiliates in this Agreement or any Seller Ancillary Document or Member Ancillary Document (other than the Consulting Agreements, the Employment Agreement, the Phoenix AZ Facility Lease, the Tommy Bahama License Agreement or the opinion of counsel to Seller and the Members); and

            (c) any Liability of Seller not constituting an Assumed Liability.

      Section 8.3 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, save and hold harmless Seller and the Members and their respective directors, officers, managers, stockholders and Representatives, or any of them (collectively, "Seller Indemnitees") from and against any and all Losses asserted against, resulting to, imposed on, sustained, incurred or suffered by any them based upon, arising out of, related to or otherwise in respect of any of the following (including any action, suit or proceeding based upon, arising out of, related to or otherwise in respect of any thereof):

            (a) the inaccuracy in or breach of any representation or warranty by Purchaser contained in Article V or any certificate delivered by Purchaser in connection with this Agreement;

            (b) any failure to perform or observe or any breach of any covenant or agreement made by Purchaser or Parent or any of their respective Affiliates in this Agreement or any Purchaser Ancillary Document (other than the Consulting Agreements, the Employment Agreement, the Phoenix AZ Facility Lease, the Tommy Bahama License Agreement or the opinion of counsel to Purchaser and Parent);

            (c) any failure to pay, perform or discharge when due any of the Assumed Liabilities (for avoidance of doubt, except for Losses to the extent attributable to a breach by Seller of any Assigned Contract prior to Closing); and

            (d) any Liability (other than pursuant to the Tommy Bahama License Agreement) related to the Assets or Purchaser's operation of the Business that arises or accrues after the Closing Date, except to the extent that such Losses of the Seller Indemnitees arises out of facts or circumstances that constitute an inaccuracy or breach of a representation or warranty of Seller or the Members contained in Article IV.

      Section 8.4 Notice of Claims. Except as provided in Section 8.5, if any Purchaser Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred any Losses for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the "Asserted Liability") in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may be suffered by the Indemnified Party. The failure of an Indemnified Party to give any notice required by this
Section 8.4 shall not affect any of the Indemnified Party's rights under this
Article VIII or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnifying Party.

      Section 8.5 Opportunity to Defend Third Party Claims.

            (a) Any Indemnifying Party will have the right to defend the Indemnified Party against any third party claim for which it is entitled to indemnification from such Indemnifying Party under this Article VIII with counsel reasonably satisfactory to the Indemnified Party so long as (i) any of the Indemnifying Parties notifies the Indemnified Party in writing within twenty
(20) days after the Indemnified Party has given notice of the third party claim that all of the Indemnifying Parties will indemnify the Indemnified Party from and against the entirety of Losses the Indemnified Party may suffer (without regard to the limitations of Sections 8.6 and 8.7) resulting from, arising out of, relating to, in the nature of or caused by the third party claim, (ii) the Indemnifying Parties provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Parties will have the financial resources to defend against the third party claim and fulfill their indemnification obligations hereunder, (iii) the third party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Parties diligently conduct the defense of the third party claim.

            (b) Notwithstanding the foregoing, without the prior consent of the Indemnified Party, the Indemnifying Parties shall not settle or compromise any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of the Indemnified Party or any of its Affiliates; or
(iv) involves any finding or admission of criminal liability or of any Legal Requirements.

            (c) So long as the Indemnifying Party has undertaken to conduct the defense of the third party claim in accordance with Section 8.5(a), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall keep the Indemnified Party reasonably informed as to the status of the claim for which it is providing a defense. Notwithstanding the foregoing or Section 8.5(a), in the event that (w) any of the conditions in Section 8.5(a)(i) is or becomes unsatisfied or; (x) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such action within thirty (30) days after the Indemnifying Party notifies the Indemnified Party of its intent to defend against the Asserted Liability; (y) the Indemnified Party shall have reasonably concluded, based upon written advice of counsel, that it has defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party with respect to such different defenses); or (z) representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding, then the Indemnified Party may defend against the third party claim in any manner it may deem appropriate and, the Indemnifying Parties will, subject to Sections 8.6 and 8.7, be responsible for the Indemnified Party's costs of defending against the third party claim (including reasonable attorneys' fees and expenses), and the Indemnifying Parties will, subject to Sections 8.6 and 8.7, remain responsible for the entirety of the Losses the Indemnified Party may suffer resulting from, arising out of or caused by the third party claim.

      Section 8.6 Basket. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnitees shall not make a claim against Seller or the Members for indemnification under Section 8.2 for Losses (including attorneys' fees) unless and until the aggregate amount of such Losses exceeds $75,000 (the "Basket"), in which event the Purchaser Indemnitees may claim indemnification for all such Losses, including the initial $75,000; provided, however, that any claim under Section 8.2(a) with respect to the Surviving Representations and Warranties by Seller and the Members or any claim based on fraud by Seller or any Member in connection with this Agreement or any Seller Ancillary Document or Member Ancillary Document shall not be subject to the Basket.

      Section 8.7 Holdback.

            (a) Notwithstanding anything to the contrary in this Agreement (but subject to an Indemnifying Party's right to elect to defend against a third party claim pursuant to Section 8.5(a)), the Parties and Parent acknowledge that the Holdback shall constitute the sole and exclusive recourse and remedy with respect to claims by Purchaser Indemnitees for indemnification under Sections 8.2(a) and 8.2(c) other than on account of any claim of a Purchaser Indemnitee to the extent (i) related to an inaccuracy or breach of the Surviving Representations and Warranties made by Seller and the Members, (ii) based on fraud by Seller or any Member in connection with this Agreement or any Seller Ancillary Document or Member Ancillary Document or (iii) involving equitable remedies. For purposes of clarification, neither the Seller nor any of the Members shall be liable to a Purchaser Indemnitee for any claim of indemnification under Section 8.2(a) or 8.2(c) (other than on account of (i) any claim to the extent related to a breach of the Surviving Representations and Warranties made by Seller and the Members, (ii) any claim to the extent based on fraud by Seller or any Member in connection with this Agreement or any Seller Ancillary Document or Member Ancillary Document and (iii) any claim to the extent involving equitable remedies) for any Losses exceeding, in the aggregate, any then remaining portion of the Holdback. For further clarification, the limitations set forth in this Section 8.7(a) shall not apply with respect to any of the Parties' obligations under Article III.

            (b) The Parties and Parent further acknowledge that any indemnification obligation of Seller or the Members pursuant to Section 8.2(a) or 8.2(c), other than claims based on fraud by Seller or any Member in connection with this Agreement or any Seller Ancillary Document or Member Ancillary Document (other than the Consulting Agreements, the Employment Agreement, the Phoenix AZ Facility Lease, the Tommy Bahama License Agreement and the opinion of counsel to Seller and the Members), shall be first satisfied from the Holdback, and if the Holdback is insufficient, solely on account of claims with respect to any of the Surviving Representations and Warranties made by Seller and the Members, by the Members on a several basis in accordance with their respective 50% membership interest in Seller and by Seller on a joint and several basis with the Members. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall a Party be liable for indemnification pursuant to this Article VIII on account of another Party's failure to perform or observe or any breach of covenant or agreement relating to Section 7.5.

            (c) Any indemnification payment or set-off against the Holdback made pursuant to this Article VIII shall be treated, to the extent permitted or required by Legal Requirements, by all Parties and Parent as an adjustment to the Purchase Price.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

      Section 9.1 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

      Section 9.2 Publicity. Purchaser agrees that it will not issue any publication, press release or public announcement of any nature pertaining to this Agreement, the Acquisition or any related transactions without the prior written consent of Seller (which consent will not be unreasonably withheld or delayed) or except as required by Legal Requirements or any listing agreement with any securities exchange.

      Section 9.3 Assignment; Successors in Interest. No assignment or transfer by any party hereto of such party's rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, Purchaser may assign its rights hereunder to any Person who is an Affiliate of Purchaser or to any Person who provides financing to Purchaser or Parent in connection with the transactions contemplated hereby, but no such assignment shall relieve Purchaser of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party hereto shall also be a reference to the successors and permitted assigns thereof.

      Section 9.4 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

      Section 9.5 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the party hereto making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

      To Purchaser
      or Parent:           Phoenix Delaware Acquisition, Inc.
                           c/o Phoenix Footwear Group, Inc.
                           5759 Fleet Street, Suite 220
                           Carlsbad, California 92008
                           Attention: James Riedman, Chairman of the Board

      with a copy to:      Woods Oviatt Gilman LLP
                           700 Crossroads Building
                           2 State Street
                           Rochester, New York 14614
                           Attn: Gordon E. Forth, Esq.

      To Seller
      or any Member:       Tommy Bahama Group, Inc.
                           1071 Avenue of the Americas
                           New York, New York 10008
                           Attn: President
      with a copy to:      Oxford Industries, Inc.
                           222 Piedmont Avenue, N.E.
                           Atlanta, GA 30308-3391
                           Attn: General Counsel

      with a copy to:      King & Spalding LLP
                           191 Peachtree Street
                           Atlanta, GA 30303-1763
                           Attn: Rahul Patel, Esq.

or to such other representative or at such other address of a party hereto as such party may furnish to the other parties hereto in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) on the first business day following timely delivery to a national overnight courier service or (c) on the fifth business day following it being mailed by registered or certified mail.

      Section 9.6 Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Legal Requirements of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

      Section 9.7 Survival. The covenants in this Agreement shall survive the Closing in accordance with their respective terms for such period as shall be required for the party hereto required to perform under such covenant to complete the performance required thereby.

      Section 9.8 Choice of Venue. Each party hereto hereby agrees that any legal proceeding involving the parties hereto will be brought in the U.S. federal or state courts situated in the State of Delaware, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

      Section 9.9 Severability, etc. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, each party hereto hereby waives any provision of law that renders any such provision prohibited or unenforceable in any respect. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

      Section 9.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

      Section 9.11 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

      Section 9.12 Waiver. Any agreement on the part of a party hereto to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party hereto of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

      Section 9.13 Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the parties hereto with respect to the subject matter of this Agreement, and constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

      Section 9.14 Compliance with Bulk Sales Laws. Each party hereto hereby waives compliance by the parties hereto with the "bulk sale," "bulk transfers" or similar Legal Requirements and all other similar Legal Requirements in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

      Section 9.15 Cooperation Following the Closing. Following the Closing, each party hereto shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to any other party hereto the benefits of this Agreement.

      Section 9.16 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser shall pay its own and Parent's (if any) fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its and Parent's (if any) financial advisors, accountants and counsel, and (b) Seller and the Members shall pay the fees, costs and expenses of Seller and the Members incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

                   [The signatures are on the following page.]

      IN WITNESS WHEREOF, the Parties and Parent have caused this Agreement to be duly executed, as of the date first above written.

                                    PHOENIX DELAWARE ACQUISITION, INC.

                                    By: /s/ Richard E. White
                                        -----------------------------------
                                    Name:  Richard E. White
                                    Title: Chief Executive Officer and President

                                    THE PARADISE SHOE COMPANY, LLC

                                    By: /s/ Michael Reina
                                        -----------------------------------
                                    Name:  Michael Reina
                                    Title: Treasurer and Secretary

                                    TOMMY BAHAMA GROUP, INC.

                                    By: /s/ Thomas C. Chubb III
                                        -----------------------------------
                                    Name:  Thomas C. Chubb III
                                    Title: Vice President

                                    SENSI USA, INC.

                                    By: /s/ Michael Reina
                                        -----------------------------------
                                    Name:  Michael Reina
                                    Title: Treasurer

                                    Solely for purposes of Section 3.2:

                                    PHOENIX FOOTWEAR GROUP, INC.

                                    By: /s/ Richard E. White
                                        -----------------------------------
                                    Name:  Richard E. White
                                    Title: Chief Executive Officer and President